Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

November 4, 2022

Pieris Pharmaceuticals, Inc.

255 State Street, 9th Floor

Boston, MA 02109

To the addressee set forth above:

We have acted as local Nevada counsel to Pieris Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (File No. 333-258497) on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for offering and sale from time to time by the Company of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having a aggregate offering price of up to $75,000,000 (the “ATM Shares”), issuable from time to time pursuant to that certain Open Market Sale Agreement, dated August 9, 2019, as amended by Amendment No. 1 to the Open Market Sale Agreement, dated November 4, 2022 (as so amended, the “Sale Agreement”), by and between the Company and Jefferies LLC, as sales agent and/or principal, which Registration Statement includes the base prospectus, dated August 13, 2021 (the “Base Prospectus”), and the sales agreement prospectus, dated August 13, 2021 (the “Sales Agreement Prospectus”), as supplemented by the prospectus supplement dated November 4, 2022 (the Base Prospectus and the Sales Agreement Prospectus as so supplemented, the “Prospectus”). This opinion letter is being furnished at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of the ATM Shares, as contemplated by the Sale Agreement and described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed that all such proceedings have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement and Prospectus.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, including the Prospectus, (ii) the Company’s articles of incorporation and bylaws, each as amended to date (collectively, the “Governing Documents”) and (iii) such agreements (including the Sale Agreement), instruments, resolutions of the board of directors of the Company and other corporate records, and such other documents (or forms thereof) as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations, assurances and public filings as we have deemed necessary or appropriate.

Pieris Pharmaceuticals, Inc.

November 4, 2022

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the obligations of each party to any document we have examined are or will be its valid and binding obligations, enforceable in accordance with their respective terms; (ii) each natural person executing a document has or will have sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (v) after any issuance of ATM Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement (including the Sale Agreement), arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the ATM Shares have been duly authorized by the Company and if, when and to the extent any ATM Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Sale Agreement (including payment in full of all consideration required therefor as prescribed under the Sale Agreement), and as described in the Registration Statement and the Prospectus, such ATM Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

Pieris Pharmaceuticals, Inc.

November 4, 2022

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP